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                     September 12, 2022

       James A. J. Nickolas
       Senior Vice President and Chief Financial Officer
       Martin Marietta Materials Inc.
       2710 Wycliff Road
       Raleigh, North Carolina

                                                        Re: Martin Marietta
Materials Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-12744

       Dear Mr. Nickolas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation